                                                                   Exhibit 10.15

                        PROFESSIONAL SERVICES AGREEMENT


This AGREEMENT, made this 17th day of October 1996, by and between DIDAX ONLINE, L.C., with its principal office at 4501 Daly Drive, Chantilly, Virginia 20151, facsimile 703-968-4819 (hereinafter called "DIDAX") and WORLD VISION UNITED STATES, with its principal office at P.O. Box 9716, Federal Way, Washington 98063, facsimile 206-815-3340 (hereinafter called "World Vision").

WHEREAS, DIDAX represents itself to be qualified and equipped to provide professional services related to the Internet.

WHEREAS, DIDAX and World Vision desire to enter into this Agreement for the purpose of setting forth the general terms under which DIDAX will perform professional services in connection with programs being conducted by World Vision.

NOW, THEREFORE, in consideration of the promises and of the work to be performed and the payments made as hereinafter provided, the parties agree as follows:

Unless otherwise specified or agreed, DIDAX shall furnish in a competent and professional manner all work as may hereafter be let by World Vision, in the manner hereinafter set forth and subject to the conditions following:

1.       SCOPE OF WORK

         Whenever World Vision desires to let a job of work contemplated under this Agreement, it will give written notice ("Task Order") in the form of Exhibit A to DIDAX which Task Order among other things shall include:

         a.       A description of the work to be performed;

         b.       The date or timetable by which the work is to be completed;

         c. The basis of compensation for the work (i.e., time and materials or fixed price). If fixed price, the schedule of payments shall be listed.

         When such Task Order is given by World Vision to DIDAX, then, unless some other time limit is fixed by the notice, DIDAX shall within ten
         (10) working days advise World Vision of its acceptance or rejection.

         When the work specified in such Task Order is accepted by DIDAX, then the work shall be performed in accordance with the terms of this Agreement; provided that, if there should be any conflict between the general terms of this Agreement and the terms of the Task Order under which the job is let, then the general terms of this Agreement shall control in all instances, except those wherein the Task Order under which said work is let specifically states that the terms contained in said Task Order shall be controlling in the event of conflict between the terms of the Task Order and the terms of this Agreement.

2.       WARRANTY

         DIDAX warrants that all work performed under this Agreement shall comply with the requirements of the Task Order and DIDAX's personnel shall use due professional care in performance of the work. Additionally, DIDAX shall comply with applicable federal, state, and local laws, regulations and ordinances as in effect and construed at the time the work is performed. DIDAX shall at its expense promptly correct or reperform any non-conforming work, or, at World Vision's option, shall refund the amount paid for the non-conforming work. Non-conforming shall be understood to a mean work effort which can be specifically identified as incomplete or in clear violation of tasks to be performed in order to be compliant with the statement of work.

3.       PAYMENT

         World Vision will pay DIDAX as set forth in Exhibit A attached hereto and made a part hereof, and upon submission of properly prepared invoices. Time and Material invoices shall typically include items such as employees' names, hourly rates, time spent in respect to services, and other reimbursable expenses. For time and materials projects, invoices will be submitted on a monthly basis.

         For fixed-price projects, World Vision will pay DIDAX pursuant to the schedule in the Task Order.

         DIDAX shall maintain accurate records to support all billings and shall allow World Vision to inspect such records (at all reasonable times during normal business hours). DIDAX shall maintain such records open to inspection for a period of three months following completion of each scope of work.

4.       TAXES

         All federal, state or local taxes, if any, levied against the services furnished by DIDAX pursuant to this Agreement, except for taxes measured by the income of DIDAX, shall be the sole responsibility and liability of World Vision.

5.       TERM AND TERMINATION

         This Agreement shall be effective as of the date hereof and shall continue in effect for one (1) year thereafter. Either party may terminate this Agreement without cause by giving 30 days' written notice to the other party. Upon termination, DIDAX shall discontinue work on the job as promptly as is reasonable, and shall attempt to minimize charges to World Vision under the contract. DIDAX shall submit to World Vision a full written report of all findings up to the date of termination, along with copies of all pertinent work papers. If the job is let on a lump-sum price basis, World Vision shall reimburse DIDAX on a percentage of completion basis. In the event of termination by DIDAX, any assignment which has been accepted by DIDAX will be completed if desired by World Vision.

6.       DISPUTE RESOLUTION

         Both parties desire to avoid dissipating resources on wasteful litigation and therefore agree to resolve disputes privately by good faith negotiation where at all possible. Any dispute that the parties cannot resolve by negotiation shall be submitted to Christian mediation, and if mediation fails, arbitration under the rules of the Institute for Christian Conciliation, or any comparable entity agreed upon in writing from time to time by the parties. Any arbitration award issued by the mediator shall be final, binding, and enforceable in any court of competent jurisdiction.

7.       PUBLICITY AND CONFIDENTIALITY

         Neither party shall publish or make known to others any information which is proprietary or confidential to the other party which is obtained in connection with or as a result of its work hereunder and which is not in the public domain. It is the responsibility of each party to identify to the other in writing what information is considered by them to be proprietary and confidential, upon the provision of such information. This obligation of nondisclosure shall survive the termination of this Agreement.

8.       INDEMNIFICATION

         Either party will defend, indemnify, save, and hold harmless the other party and the officers, directors, agents, affiliates, distributors, franchisees, and employees of the other party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees, resulting from the indemnifying party's breach of any duty, representation, or warranty of this Agreement, except where such liabilities result from the gross negligence or knowing and willful misconduct of the other party. Prompt notice of any claim is a condition of the obligation of indemnity.

9.       LIMITATION OF LIABILITY

         World Vision agrees that DIDAX shall not be liable for any indirect, special or consequential damages, even if DIDAX has been advised of the possibility of such damages. DIDAX shall have no liability whatsoever for any loss or damage to third parties resulting from DIDAX's performance pursuant to this agreement.

10.      NOTICE

         Any notice, communication, or statement required or permitted to be given hereunder shall be in writing and deemed to have been sufficiently given when delivered in person or delivered by telex, wire, facsimile or by certified mail, return receipt required, postage prepaid, to the address of the respective party set forth in the opening paragraph of this agreement, or to such other address for either party as that party may by written notice designate.

11.      APPLICABLE LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia. If any of the provisions of this Agreement are held illegal, invalid, or unenforceable, the enforceability of the remaining provisions will not be impaired.

12.      WAIVER OF TERMS AND CONDITIONS

         The failure of either World Vision or DIDAX in any one or more instances to enforce one or more of the terms or conditions of this Agreement or to exercise any right or privilege in this Agreement or the waiver by World Vision or DIDAX of any breach of the terms or conditions of this Agreement shall not be construed as thereafter waiving any such terms, conditions, rights, or privileges, and the same shall continue and remain in force and effect as if no such failure to enforce had occurred.

13.      ENTIRE AGREEMENT

         The terms and conditions set forth herein constitute the entire understanding of the parties relating to the provision of services by DIDAX to World Vision and shall be deemed incorporated in all Task Orders and other authorizations unless otherwise so stated therein. This Agreement may be amended only by a written instrument signed by both parties.

         IN WITNESS WHEREOF, World Vision and DIDAX have caused this Agreement to be executed by their respective duly authorized representatives as of the effective date set forth above.


         World Vision United States

         By:  [/s/ illegible]
              ----------------------------------
         Title: Director, Acctg & Fin. Systems
              ----------------------------------
         Date: 10-17-96
              ----------------------------------

         DIDAX Online, L.C.

         By:  [/s/ illegible]
              ----------------------------------
         Title: Director of Technical Marketing
              ----------------------------------
         Date: 10-17-96
              ----------------------------------

                                    EXHIBIT A

                                 TASK ORDER NO.1

Professional Services Agreement effective as of October 17, 1996 between DIDAX ONLINE, L.C. and WORLD VISION UNITED STATES.

SCOPE OF SERVICES:
        Reference DIDAX Proposal to World Vision United States dated August 9, 1996.


COMPLETION SCHEDULE:
        Reference DIDAX Proposal to World Vision United States dated August 9, 1996.


COMPENSATION:
        Reference DIDAX Proposal to World Vision United States dated August 9, 1996.


TERMS AND CONDITIONS:
        As set forth in the Professional Services Agreement effective as of October 17, 1996.



    DIDAX, L.C.                                WORLD VISION UNITED STATES


By:     [SIGNATURE]                        By:      [SIGNATURE]
   -----------------------------------            ------------------------------

Title:  [TITLE]                            Title:   [TITLE]
       -------------------------------            ------------------------------

Date:   10-17-96                           Date:    10-17-96
       ------------------------------            -------------------------------

                                 TASK ORDER NO.2

Professional Services Agreement effective as of October 17, 1996 between DIDAX ON-LINE, L.C. and WORLD VISION UNITED STATES.

SCOPE OF SERVICES:

        Reference DIDAX Proposal to World Vision United States dated January 24, 1997 with the following exceptions:



COMPLETION SCHEDULE:

        Reference DIDAX Proposal to World Vision United States dated January 24, 1997.

COMPENSATION:

        Reference DIDAX Proposal to World Vision United States dated January 24, 1997.

TERMS AND CONDITIONS:

        As set forth in the Professional Services Agreement effective as of October 17, 1996.

        DIDAX, INC.                             WORLD VISION UNITED STATES


By:     /s/ Gary Struyel                By:     /s/ Douglas K. R.
        ---------------------------             -----------------------------

Title:  V. P. Finance                   Title:  Director, Accounting & Fin.
        ---------------------------             Systems
                                                -----------------------------

Date:   January 24, 1997                Date:   2-11-97
        ---------------------------             -----------------------------

[DIDAX LOGO]

January 24, 1997


Ms. Lisa Primising
World Vision United States
P.O. Box 9716
Federal Way, WA 98063-9716

Subject: Proposal for World Vision Web Site - Phase I

Dear Ms. Primising:

DIDAX has been honored to serve World Vision during the development of its Internet strategy, and is pleased to submit this proposal for the Phase I implementation of that strategy. Since you are somewhat familiar with DIDAX, the enclosed proposal does not address experience and qualifications. If you would like information on DIDAX qualifications and experience, please call or e-mail me or David.

I will serve as the DIDAX Project Manager for World Vision. I am responsible for assuring that the Web development work is done to your satisfaction and in accordance with our proposal. I am personally eager to work with you and the World Vision organization to try to help, in some small way, to accomplish the mission that the Lord has given to World Vision.

We at DIDAX look forward to continuing to serve World Vision. If you have any questions on the proposal, please feel free to call me at 703-968-4808 or send e-mail to me at bbeasley@didax.com.


All for the King,

/s/ Benjamin Beasley

Benjamin Beasley

Enclosure


                                  DIDAX, Inc.
             4501 Daly Drive, Suite 103 - Chantilly, Virginia 20151
                  Phone: (703) 968-4808 - Fax: (703) 968-4819

                                   DIDAX, INC.
                                    PROPOSAL

                                  Submitted to



                           WORLD VISION UNITED STATES






                                JANUARY 24, 1997


                                     [LOGO]



                                   DIDAX, INC.
                            4501 DALY DRIVE SUITE 103
                            CHANTILLY, VIRGINIA 20151
                                  703-968-4808
                                  www.didax.com

Proposal to                                                          for Phase I
World Vision United States                                       Web Development

1.0      INTRODUCTION

World Vision United States has prepared a strategy for using the Internet to further the mission of working with poor and oppressed people. DIDAX has been honored to assist in the preparation of the Internet strategy. The strategy will employ a phased development approach. The first phase of development as proposed below will establish a strong Web presence with limited initial resources. Subsequent phases will continue to develop the site and capitalize on the technology to achieve the Lord's directive to care for the poor.

2.0      SCOPE OF WORK

Section 2.1 is a description of the Web development activities for Phase I and
Section 2.2 is a description of the promotional activities planned for Phase I.
Section 2.1 is arranged to be consistent with the resource planning spreadsheet titled Web Site Applications Matrix presented to World Vision in November and December. The Matrix has been reviewed and several adjustments have been made. The adjustments include adding HTML coding time for site production which was inadvertently omitted, increasing the labor for Web site promotion, other small adjustments in time estimates, and adding search capability and surveys to the Phase I scope.

Several of the Web site features discussed below will be provided to World Vision as a Christian Community Network(TM) (CCN) affiliate. The features have been developed as a service for the community and are provided at no charge or for a nominal fee.

At the outset of each major project, a project plan is developed and reviewed with the client. Periodic project review meetings and frequent communication with the client are regarded as critical to project success. An acceptance process is defined as part of the initial project plan, modified as necessary during the course of the design and development phases, and used as the standard throughout the project to assure satisfaction with the final work products.

Comprehensive files will be maintained of proposals, contracts, contract modifications, billing and payment information, as well as project correspondence and work products.

2.1      WEB SITE DEVELOPMENT

2.1.1    GENERAL

Site Design and Production

         Coordination of the design of the complete structure of the site and the publishing processes that will be used in this and subsequent phases, including: creation of alternative templates for the home and subsidiary pages; detailed site map diagram; oversight and contribution to the navigational design process; development of infrastructure components like basic statistics tracking; host server setup; file directory structure design and implementation; process scheduling and tracking systems development; web site map planning; coordination with ISG on migration, legacy

Proposal to                                                          for Phase I
World Vision United States                                       Web Development

         systems, database connectivity (e.g. Notes), Internet access, e-mail addresses; advice on development tools; etc.

Promotion (World Vision)

         Promotion will entail the development of a written plan for promoting the site to potential site visitors using World Vision resources like print, direct-mail, and video. Promotion could also include the development of materials and a promotion plan to be used in raising awareness and understanding of the site among World Vision personnel.

World Vision High-Level Overview

         This section will provide pages devoted to describing the fundamentals of the organization: mission, history, personnel.

Guest book

         The guest book, a form that visitors are encouraged to fill out and submit, will allow World Vision to get answers to various demographic and other questions, and to get the e-mail address of visitors, allowing future direct contact. DIDAX will develop the form and the back-end relational database that will house the data. The guest book is incorporated as a CCN member service.

Links to Related Sites

         This will be a page with links to other Relief & Development related sites or non-Internet resources.

Surveys

         Brief surveys will be incorporated at appropriate places in the site. The surveys will collect interesting and useful information from visitors. The survey results may be presented in the Web site for visitor interaction and feedback. The surveys are incorporated as a CCN member service.

2.1.2    MARKETING

"Child of the Week" and Sponsorship Information

         The sponsorship section will describe sponsorship and present a "Child of the Week" that serves as a representative example.

Donation Form

         The donation form will allow the visitor to enter a donation via credit card. DIDAX will develop a Internet-standard (SSL) secure form and database to house the transactions, which will then be forwarded to World Vision via secure method (e.g. fax or encrypted e-mail).

30-Hour Famine Link

         This will be a simple 30HF promotion page with a link to the existing KMA site.

Proposal to                                                          for Phase I
World Vision United States                                       Web Development

Message Boards for 30HF

         Message boards, or forums, accumulate visitor posted messages over an extended period of time. A message board may contain up to 256 conferences, or topics. World Vision can choose to moderate traffic (review all postings before they go public) on this board if desired; otherwise, all messages will be posted immediately. A sample message board can be found at http://forums.christcom.net/webboard/ guest.exe/~1/list. The message boards are incorporated as a CCN member service.

         A forum for the 30 hour famine will be developed. Since the World Vision Web site will not be launched, the forum will be customized as a World Vision forum but will be linked to the 30HF site and the CCN Forums site. DIDAX will provide moderator training for World Vision personnel for the 30HF forum.

Chat for 30HF

         Chat displays user posted messages briefly, in a conversation-like manner. The DIDAX chat areas contain filtering to minimize offensive messages. An example can be found at http://www.christcom.net/chat. The chat feature is incorporated as a CCN member service.

2.1.3    COMMUNICATIONS

Media Resources

         A Press Releases page will contain all relevant World Vision Press Releases.

Magazines: Cover Stories

         DIDAX will work with the magazine staff to develop a layout that is appropriate to present magazine cover stories on the Web. Included in this section will be subscription information for the magazine.

2.1.4    DEVELOPMENT

Internet Appeal of the Month

         A page that will outline a timely or urgent appeal. Included will be response mechanisms like a special toll-free number, response form, targeted donation form, e-mail address for questions, etc.

Donor Success Stories

         This section will include a page with several donor testimonies and accounts of the donor-child or donor-project relationship. The section will include salient photographs, and provisions for visitor action, such as toll-free numbers or a fill in form to request mailings.

Women of Vision

         This section will be composed of about six pages devoted to a high-level overview of the WOV area. This section of the site will have some unique design elements to give it a "look" that is pertinent to it's special audience.

Proposal to                                                          for Phase I
World Vision United States                                       Web Development

Gift Planning Area

         This section will contain from one to four pages devoted to educating visitors on the basics of Estate Planning and related World Vision services and opportunities.

2.1.5    DONOR RELATIONS

Customer Support

         The pages in this section will concisely summarize all relevant World Vision phone numbers, postal addresses, and e-mail addresses. There will also be links to salient pages within the site.

2.1.6    US FIELD OPERATIONS

US Field Operations Overview

         This overview section will contain up to five pages devoted to summarizing US Field Operations at a high level.

What's Going on Near Me? Map

         To find out about US Field Operations programs or partnerships taking place in their state, visitors will be able to select their state from a graphical or tabular state matrix.

Human Resources

         The job openings listing will be a single page listing by category, with a category index at the top of the page.

2.1.7    WVRD

GIK Overview

         This section will devote one page to a high-level overview of GIK, including examples of recent notable GIK contributions, and opportunities for feedback to World Vision GIK personnel.

2.2      WEB SITE PROMOTION

DIDAX follows a dual promotion strategy, an external and an internal, to help organizations effectively raise public awareness of their web site. External promotion utilizes Internet channels to inform potential visitors of the existence and features of a site, while internal promotion capitalizes on traditional marketing vehicles already in use by the organization.

External promotion is broken into indirect and direct means. Indirect promotion announces the site in a general public area, relying on large traffic volume to generate significant responses to the marketing placement. Direct promotion involves targeting specific user groups on the Internet and crafting messages to attract them to the site. This second method often requires significant resources, both in terms of personnel and technology. Phase I promotion efforts are

Proposal to                                                          for Phase I
World Vision United States                                       Web Development

primarily indirect, allowing for the site development and refreshment process to mature and stabilize before making more costly, directed promotions. Phase II involves significant direct marketing tactics, typically highlighting a particular web site event or theme.

Internal promotion involves a review and analysis of the current methods World Vision uses to communicate with its existing and potential donor base. Following this review, DIDAX will provide a list of suggestions on how to publicize the World Vision site address using these channels. Examples include placing the site address on all World Vision's business cards, announcing the URL on-air during radio spots, and modifying the 800-number recording to mention the web site.

The final piece of the promotion plan is the critical ability to track and measure the effectiveness both of the plan and the site itself. The Internet lends itself to active and passive measurements of user interaction. Active tools include site surveys, "quick polls", and guest book entries while passive measures include analysis tools which analyze the actions of site visitors via server log files.

2.2.1    EXTERNAL PROMOTION

DIDAX will perform the following promotion services during Phase I:

         -        Site submission to the Internet's most popular search engines

         -        Site submission to general and specialty directories

         -        Recommendation to award sites and site-of-the-day pages

         -        Announcements to industry-related mailing lists and newsgroups

         -        Link exchanges with related sites and indices

         - Banner advertisement suggestions for search engines, directories, and other relevant sites

2.2.2    INTERNAL PROMOTION

Phase I services include:

         - Analysis of current World Vision marketing and communication material/channels

         - Recommendations for using these channels to publicize the World Vision web site

         -        Guide of internal education and awareness resources


2.2.3    EFFECTIVENESS MEASUREMENTS

Phase I services include:

         -        Site statistics reporting

         -        Guest book updates and refinements

         -        Ongoing site surveys

These services will provide the necessary data to extract information such as:

         -        Which visitors are current supporters?

Proposal to                                                          for Phase I
World Vision United States                                       Web Development

         - What is the visitor's name, e-mail address, and World Vision affiliation?

         -        Which pages of the site are the most popular?

         -        What time of day is the most popular?

         -        Was there a rise in traffic due to a crisis situation?
                  Special event or promotion?

         -        How long is the average visit?

         -        How often do visitors return?


3.0      COMMERCIAL TERMS

DIDAX estimates a schedule of approximately three months to develop and launch the Phase I Web site. A project plan with a detailed scheduled will be developed at the initiation of the Phase I effort. Accomplishing the Phase I development in accordance with the schedule will be dependent on both DIDAX and World Vision meeting individual task due dates.

Expenses are affected by compliance with schedule commitments. The estimated prices below assume that the project proceeds in accordance with the schedule jointly developed at the beginning of the project.

3.1      PHASE I DEVELOPMENT

DIDAX proposes to assist World Vision with the Phase I Web site on a time and materials basis. The total estimated price for Phase I assistance is $49,500. As a time and materials project, World Vision will only be billed for the work performed. This price includes $39,600 for labor expenses, $4,000 for travel expenses, $1,400 for community service fees, and $4,500 for other direct, costs such as postage and communications.

The labor adjustments in the Web Site Applications Matrix discussed in Section
2.0 resulted in a $1,300 increase in the labor price estimate. Direct costs of $2,500 have been included for contracting a promotion service. There is no administrative markup for the travel and other direct costs. Invoices will be submitted monthly for the previous month's expenses and are due and payable upon receipt by World Vision.

The community service fees are broken down as follows:

-     Search               $100 setup fee
-     Guest Book           No charge
-     Forums               $200 setup fee
-     Chat                 $200 setup fee
-     Surveys              $250 per survey, $200 surcharge for real time results
                            posting

The search feature will allow visitors to the site to search the entire site for words or phrases. The community guest book is provided at no charge. Time has been included in the price estimate to customize the guest book with World Vision specific questions and features.

Proposal to                                                          for Phase I
World Vision United States                                       Web Development

Moderator training is provided for the forum and the chat. The forum and chat are also branded with the World Vision logo.

The total community service fee quoted in the first paragraph of this section assumes two surveys with real time posting of results to the Web site. For real time results posting, the surveys are limited to 20 questions and are multiple choice, single answer questions. If for any survey World Vision does not want to display results on the Web site, the surcharge would not be applied.

As discussed previously, DIDAX will work closely with World Vision to assure that the project proceeds according to plan. If at any time DIDAX projects that the total estimated price will be exceeded by more that 10%, DIDAX will immediately notify the primary World Vision contact to request direction.

The Phase I development work can be performed as Task Order 2 under the Professional Services Agreement dated October 17, 1996. Two signed original task orders are provided in Appendix A. Please return one executed original to DIDAX after the proposal is accepted by World Vision.

3.2      WEB SITE HOSTING

DIDAX provides cost competitive, corporate quality hosting services. For the World Vision site, DIDAX recommends the Premium level of service with Domain Name Service. The features of the Premium Hosting package and a la carte services are listed below.

Premium Hosting - $175 per month, $200 initial setup

         Shared address (e.g. www.christcom.net/yourname/)

         RISC based Unix servers

         Daily backup

         7 day a week x 24 hours a day facility staffing

         Ultra high bandwidth connections to the Internet backbone

         Substantial uninterruptible power supply

         15 megabytes of storage

         500 megabytes per month of traffic

         FTP account for maintaining site (automatic posting of updates)

         Telnet account for maintaining site

         Includes weekly traffic reports accessible on a controlled access Web page

         Web promotion on two or more free search engines

         One hour per month of technical support by telephone

         Unlimited e-mail support

         Anonymous FTP download area

         CGI access: forms, image maps, perl

         Five e-mail accounts for mail or auto responders

A la carte prices

Domain Name Service and Custom Host Name:  $22 per month, $115 setup

Proposal to                                                          for Phase I
World Vision United States                                       Web Development

         Includes IP number and registration

         InterNIC billing will be directed to customer ($50 per year, 2 years due initially)

         Custom traffic reporting: time and materials basis at DIDAX standard rates

         Additional storage: $1.50 / megabyte

         Additional traffic: $1.25 / megabyte

         Additional technical support: $75 per hour

Since the domain name www.worldvision.org is already registered for World Vision, the $115 Domain Name Service setup fee will be waived. In addition, DIDAX will provide an IP address for www.worldvision.org, which means that the address will NOT be shared as stated under Premium Hosting. Hosting fees are invoiced on a quarterly basis.

Two signed copies of the standard DIDAX hosting agreement are provided in Appendix B. Please date, sign and return to DIDAX one original of the hosting agreement prior to initial launch of the Web site.

3.3      PROPOSAL EXPIRATION

The prices and this proposal are valid for sixty days from the issue date.

                                   APPENDIX A



                                TASK ORDER NO. 2

                                TASK ORDER NO. 2

Professional Services Agreement effective as of October 17, 1996 between DIDAX ON-LINE, L.C. and WORLD VISION UNITED STATES.

SCOPE OF SERVICES:
         Reference DIDAX Proposal to World Vision United States dated January 24, 1997 with the following exceptions:





COMPLETION SCHEDULE:

         Reference DIDAX Proposal to World Vision United States dated January 24, 1997.


COMPENSATION:

         Reference DIDAX Proposal to World Vision United States dated January 24, 1997.


TERMS AND CONDITIONS:

         As set forth in the Professional Services Agreement effective as of October 17, 1996.



         DIDAX, INC.                          WORLD VISION UNITED STATES


By: /s/ Gary Struzik                          By: [SIGNATURE]
   ---------------------------------             -------------------------

Title: V.P. FINANCE                           Title: Director, Accounting & Fin.
                                                     Systems
   ---------------------------------             -------------------------

Date: JANUARY 24,1997                         Date: 2-11-97
   ---------------------------------             -------------------------

                                   APPENDIX B


                                    AGREEMENT
                             FOR HOSTING DATA ON THE
                                 WORLD WIDE WEB

                AGREEMENT FOR HOSTING DATA ON THE WORLD WIDE WEB

This Agreement for hosting data on the World Wide Web is effective this    day
of              , 1997, ( the "Effective Date") between World Vision United
States, (hereinafter "Customer") and DIDAX, Inc. (hereinafter "DIDAX"), a Delaware corporation established as a religious organization.

1. TERM AND TERMINATION. This Agreement shall remain in force from the Effective Date stated above for a period of one year (the "Initial Term"), or until superseded by a subsequent written agreement executed by both parties. Following the expiration of the Initial Term, this Agreement shall automatically renew for additional three (3) month periods ("Renewal Periods") unless either party terminates this Agreement by providing the other party written notice at least thirty (30) days prior to the expiration of any Renewal Period.

2. COMMITMENTS. The Customer agrees to provide data, information, and other content, including any component portions thereof, (hereinafter collectively "Data") to DIDAX in digital format(s). DIDAX shall provide storage space for such Data on computer file servers with Internet server capabilities which shall allow users on the World Wide Web to access this Data ("hosting"). DIDAX shall use its best efforts to keep to a minimum the amount of time that Customer's Data is not accessible on the World Wide Web. In consideration for DIDAX' provision of hosting for Customer's Data, Customer shall pay DIDAX monthly Web hosting fees in accordance with the attached DIDAX Fee Schedule which may be updated and provided to Customer by DIDAX from time to time. Customer expressly recognizes that all Internet users may have access to view Customer's Data, and that it may be possible for these users to breech security measures and gain unauthorized access into the server where Customer's Data resides.

3. LICENSES. The Customer grants to DIDAX a worldwide license to upload, download, copy, transfer, store, host, reformat, provide access to, distribute, and otherwise use such Data in connection with hosting such Data for access via the World Wide Web.

4. WARRANTIES. The Customer shall be solely responsible for all Data, including its accuracy, and DIDAX shall have no responsibility and/or liability for such Data. Customer represents and warrants 1) that the Customer has full right, title, and interest sufficient to grant the rights and licenses provided to DIDAX, 2) that Data provided to DIDAX will not infringe on or violate any copyright, patent or any other proprietary right of any third party, 3) that such Data, including any component portions thereof, will not violate any applicable law, regulation, or third party right, 4) that such Data does not contain any material that is in any way libelous, defamatory, obscene, indecent, harmful to minors, pornographic, classified, trade secret, or otherwise confidential and/or proprietary information of any third party, 5), that such Data does not contain any information known by Customer to be incorrect or incomplete, or undocumented code, such as a virus, worm, or "Trojan horse", designed to disable, erase, or otherwise harm programs, data, or equipment, and
6) that any item(s) sold or advertised in connection with Customer's Data complies with all local, state, federal, and international safety and labeling requirements and all other relevant treaties, regulations, ordinances, and the like.

5. INDEMNITY. Either party will defend, indemnify, save, and hold harmless the other party and the officers, directors, agents, affiliates, distributors, franchisees, and employees of the other party from


DIDAX, Inc.                                                               Page 1
Hosting Agreement

                               DIDAX FEE SCHEDULE
                           FOR WORLD WIDE WEB HOSTING

                SERVICE                       SETUP FEE     MONTHLY FEE
Standard Hosting                              $   50           $   20
Premium Hosting                               $  200           $  175
Corporate Virtual Host                        $1,000           $  795
FTP account for maintaining site              $   40           $    5
FTP/Telnet account for maintaining site       $   80           $   10
Domain Name Service and Custom Host           $  115           $   22
Name
Additional storage                                         $1.50 / megabyte
Additional traffic                                         $1.25 / megabyte
Additional technical support                  $75 per hour
Custom corporate e-mail domain                $  500       $   20



DIDAX Inc.
Hosting Agreement                                                         Page 3
any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees, resulting from the indemnifying party's breach of any duty, representation, or warranty of this Agreement, except where such liabilities result from the gross negligence or knowing and willful misconduct of the other party. Without limiting the generality of the foregoing, the Customer will defend, indemnify, save and hold harmless DIDAX against any liabilities arising out of 1) any injury to person or property caused by any Data provided to DIDAX by the Customer (including but not limited to any item sold or advertised in connection with Customer's Data), 2) any defamatory, libelous or illegal or allegedly defamatory, libelous or illegal Data provided to DIDAX by the Customer, and 3) any Data infringing or allegedly infringing the proprietary rights (including but not limited to any intellectual property rights) of a third party, 4) any claim that any item(s) sold or advertised in connection with Customer's Data does not comply with all local, state, federal and international safety and labeling requirements and all other relevant treaties, regulations, ordinances and the like, 5) any third party claim arising out of third party access or use of Customer's Data, and 6) any claim by Customer that Customer's Data was compromised because of a failure to provide adequate security. Prompt notice of any claim is a condition of the obligation of indemnity.

6. LIMITATION OF LIABILITY. Customer agrees that DIDAX shall not be liable for any indirect, special or consequential damages, even if DIDAX has been advised of the possibility of such damages. DIDAX shall have no liability whatsoever for any loss or damage to third parties resulting from DIDAX's performance pursuant to this agreement.

7. DISPUTE RESOLUTION. Both parties desire to avoid dissipating resources on wasteful litigation and therefore agree to resolve disputes privately by good faith negotiation where at all possible. Any dispute that the parties cannot resolve by negotiation shall be submitted to Christian mediation, and if mediation fails, arbitration under the rules of the Institute for Christian Conciliation, or any comparable entity agreed upon in writing from time to time by the parties. Any arbitration award issued by the mediator shall be final, binding, and enforceable in any court of competent jurisdiction.

8. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Virginia.

9. TAXES. All Federal, state or local taxes, if any, levied against the services furnished by DIDAX pursuant to this Agreement, except for taxes measured by the income of DIDAX, shall be the sole responsibility and liability of Customer.

10. ENTIRE AGREEMENT. This Agreement sets forth the complete agreement between the parties as it relates to providing World Wide Web hosting for Customer Data. No other agreement, whether verbal or written, is expressed or implied.

WORLD VISION UNITED STATES                    DIDAX, INC.

By:                                           By: /s/ Gary Stuzik
   -----------------------                       -------------------

Title:                                        Title: V.P. Finance
     ---------------------                          ----------------

Date:                                         Date: January 24, 1997
     ---------------------                         -----------------

DIDAX, Inc.
Hosting Agreement